Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	763-354-1791	612-455-1754

Arctic Cat Reports Fiscal 2016 First Quarter Results

First quarter net sales totaled $134.4 million;

Net loss $0.08 per diluted share;

Progress made in 2016 first quarter to reduce dealer inventory levels;

Company maintains fiscal 2016 outlook

MINNEAPOLIS, July 22, 2015 – Arctic Cat Inc. (NASDAQ: ACAT) today reported a net loss of $1.1 million, or $0.08 per diluted share, on net sales of $134.4 million for the fiscal 2016 first quarter ended June 30, 2015. In the prior-year quarter, Arctic Cat reported net earnings of $3.6 million, or $0.27 per diluted share, on net sales of $143.6 million.

Commented Christopher Metz, Arctic Cat’s president and chief executive officer: “We made continued progress in the first quarter against our stated goals to reposition the business for growth and clean up the inventory overhang. In particular, we saw encouraging trends in the company’s core North America ATV dealer inventory levels and gained further market share. We remain focused on partnering with our dealers to aggressively reduce non-current inventory and provide marketing support, enabling a return to wholesale and retail growth of new, innovative products.”

Added Metz: “During the first quarter, we implemented initiatives to fuel product innovation and growth, speed organizational change and leverage our efficiency. We are confident that we have the strategy and a talented team to execute. We remain on track with our stated long-range plan.”

The company’s key strategies under new leadership aim to: dramatically improve its dealer network; ramp up end-user focused new products; pursue OEM partnerships and bolt-on acquisitions; and create a brand marketing powerhouse.

Operating Review

Arctic Cat’s fiscal 2016 first quarter net sales were down 6 percent to $134.4 million and in line with the company’s expectations versus $143.6 million in the prior-year quarter. Contributing to the 2016 first quarter sales were OEM snowmobile shipments and the Wildcat™ recreational off-highway vehicle (ROV) line, led by the Wildcat Trail side-by-side model.

Arctic Cat Reports Fiscal 2016 First Quarter Results – Page 2

Gross profit and gross profit margin in the 2016 first quarter were approximately $22.6 million and 16.8 percent, respectively, compared to $30.8 million and 21.4 percent, respectively, in the prior-year quarter, primarily due to anticipated lower sales volumes and foreign currency exchange impact. Approximately $6.6 million, or $0.33 per diluted share, of the year-over-year reduction in gross profit was due to unfavorable foreign currency exchange rates. Operating loss in the 2016 first quarter was $1.5 million versus operating profit of $5.6 million in the same quarter last year.

Arctic Cat ended the 2016 first quarter with cash and cash equivalents totaling $20.3 million at June 30, 2015, compared to $24.3 million a year ago.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s ATVs and side-by-side ROVs in the 2016 first quarter totaled $52.9 million, down 17 percent compared to prior-year sales of $63.8 million. While sales of Wildcat ROVs remained strong, core ATV sales decreased as planned, as the company continued to lower core ATV inventory at its North America dealers.

“Exciting new product development plans are on track,” said Metz. “In addition, we will be unveiling key initiatives to our wheeled product dealers at our dealer show in August.”

Snowmobiles – Snowmobile sales in the fiscal 2016 first quarter totaled $58.2 million, up 4 percent versus $56.2 million in the prior-year quarter, chiefly due to the timing of OEM shipments.

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2016 first quarter were down 2 percent to $23.3 million versus $23.7 million in the prior-year quarter. In March 2015, Arctic Cat announced it completed the acquisition of privately held MotorFist, LLC, a manufacturer of high-performance technical riding gear. The acquisition complements Arctic Cat’s garment and riding-gear business.

Commented Metz: “The integration of our MotorFist acquisition is proceeding smoothly. We expect sales of MotorFist branded products to contribute to our PG&A business in fiscal 2016.”

Fiscal 2016 Full-Year Outlook

Arctic Cat is maintaining its fiscal 2016 full-year guidance. For the fiscal year ending March 31, 2016, Arctic Cat estimates full-year net sales in the range of $690 million to $705 million, assuming an unfavorable foreign currency exchange impact on sales in the range of $12 million to $15 million pre-tax. Arctic Cat expects fiscal 2016 full-year net earnings to increase and be in the range of $0.80 to $0.95 per diluted share, after reflecting unfavorable foreign currency exchange rates. Foreign currency exchange headwinds are estimated to negatively impact gross profit and reduce net earnings in the range of $0.60 to $0.70 per diluted share, which will only partially be offset by the company’s hedging strategy.

Arctic Cat Reports Fiscal 2016 First Quarter Results – Page 3

Stated Metz: “As we’ve said, our focus over the next year is to rebuild and reposition the company for a return to long-term growth in fiscal 2017 and beyond. To achieve this, a key priority remains rightsizing our core North America ATV dealer inventory levels during fiscal 2016. We believe that we have strong strategic plans to turn the business around. Our strong balance sheet gives us the flexibility to make investments to grow the business through innovative products, strategic and OEM partnerships, and bolt-on acquisitions. Although we face significant challenges in fiscal 2016, including continued foreign currency headwinds, we see tremendous opportunities to improve the company’s operations, expand gross margins and enhance financial performance over time. We are excited about Arctic Cat’s long-term future.”

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call, dial 1-877-876-9177, passcode 3862993. A telephone replay will be available through Wednesday, July 29, 2015, by dialing 1-888-203-1112, passcode 3862993. To access the live webcast or webcast replay, go to www.arcticcat.com, investors, and click on the webcast icon.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2016 outlook, business strategy, expected inventory reductions, product introductions and demand. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the company’s Annual Report on Form 10-K

Arctic Cat Reports Fiscal 2016 First Quarter Results – Page 4

for the year ended March 31, 2015, under heading “Item 1A. Risk Factors.” The company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL RESULTS FOLLOW

Arctic Cat Reports Fiscal 2016 First Quarter Results – Page 5

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2015	2014
Net Sales
Snowmobile & ATV Units	$111,105	$119,978
Parts, Garments & Accessories	23,276	23,661

Total Net Sales	134,381	143,639
Cost of Goods Sold
Snowmobile & ATV Units	96,957	97,701
Parts, Garments & Accessories	14,862	15,137

Total Cost of Goods Sold	111,819	112,838

Gross Profit	22,562	30,801
Operating Expenses
Selling & Marketing	8,955	6,981
Research & Development	6,003	5,346
General & Administrative	9,151	12,904

Total Operating Expenses	24,109	25,231

Operating Profit (Loss)	(1,547)	5,570
Other Income (Expense)
Interest Income	—	4
Interest Expense	(114)	(40)

Total Other Expense	(114)	(36)

Earnings (Loss) Before Income Taxes	(1,661)	5,534
Income Tax Expense (Benefit)	(605)	1,965

Net Earnings (Loss)	$(1,056)	$3,569

Net Earnings (Loss) Per Share
Basic	$(0.08)	$0.28

Diluted	$(0.08)	$0.27

Weighted Average Shares Outstanding:
Basic	12,958	12,896

Diluted	12,958	13,082

	June 30,
Selected Balance Sheet Data:	2015	2014
Cash and Cash Equivalents	$20,278	$24,273
Accounts Receivable, net	40,088	33,194
Inventories	169,543	185,264
Total Assets	333,499	320,254
Total Current Liabilities	108,394	122,671
Long-term Debt	30,877	—
Shareholders’ Equity	179,501	184,794

Arctic Cat Reports Fiscal 2016 First Quarter Results – Page 6

	Three Months Ended June 30,
Product Line Data:	2015	2014	Change
Snowmobiles	$58,231	$56,152	4%
All-Terrain Vehicles	52,874	63,826	-17%
Parts, Garments & Accessories	23,276	23,661	-2%

Total Sales	$134,381	$143,639	-6%

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